DARNALL, SIKES, KOLDER, FREDERICK & RAINEY
        (A CORPORATION OF CERTIFIED PUBLIC ACCOUNTANTS)
                      1201 BRASHEAR AVENUE
                           SUITE 301
                     MORGAN CITY, LA 70380











To the Board of Directors and Stockholders of Guaranty Bancshares Holding Corporation
Morgan City, Louisiana


     We consent to the inclusion of our report dated January 10, 1997, with respect to the consolidated balance sheets as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1996, and 1995, and 1994, which report appears in the 1996 Annual Report of Guaranty Bancshares Holding Corporation.


Darnall, Sikes, Kolder, Frederick & Rainey


Darnall, Sikes, Kolder, Frederick & Rainey
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Morgan City, Louisiana
March 21, 1997